Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 31, 2014, for the years ended and as of December 31, 2013 and 2012, related to the financial statements of Marathon Patent Group, Inc. (Formerly American Strategic Minerals Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission, which appears in Marathon Patent Group, Inc.’s Registration Statement post-effective amendment number 1 on Form S-3 filed on or about December 29, 2014.

/s/ KBL, LLP
KBL, LLP
New York, NY
December 29, 2014

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